Exhibit 99.1

FORTE BIOSCIENCES ANNOUNCES POSITIVE DATA IN FB102 CELIAC DISEASE PHASE 1B STUDY

Phase 2 Celiac Disease Trial Initiating with Topline Readout Expected in 2026

Forte will be Hosting a Conference Call to Discuss the Results at 8:30 am ET

DALLAS, TX – JUNE 23, 2025 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced positive data from a Phase 1b trial in celiac disease for lead program FB102(FB102-101).

The company will be hosting a conference call today at 8:30 am ET. Prof. Jason Tye-Din, Head of Celiac Research at the Walter and Eliza Hall Institute and principal investigator in the FB102-101 study will be participating in the call.

Please connect to the call using the following link: https://lifescievents.com/event/jgs927tsivn4w038/. The event and accompanying slides can also be accessed by visiting the investor relations section of the company’s website at https://www.fortebiorx.com/investor-relations/default.aspx. An archived webcast will be available on the company’s website following the event.

The FB102-101 Phase 1b celiac disease study enrolled 32 subjects 3:1 randomized (24 on FB102 and 8 on placebo). Subjects received 4 doses of FB102 (10 mg/kg) and underwent a 16 day gluten challenge. In addition to safety and tolerability, the study assessed morphologic and inflammatory endpoints along with gluten challenge (GC) induced symptoms.

FB102 demonstrated a statistically significant benefit on the composite histological VCIEL endpoint (change from baseline). The mean VCIEL change from baseline was -1.849 for placebo subjects compared to 0.079 for FB102 treated subjects (p=0.0099).

The change in the density of CD3-positive T cells, or IELs, from baseline was an increase of 13.3 for placebo subjects compared to a decline of 1.5 for FB102 treated subjects (p=0.0035). Baseline IEL density was 25.6 for the placebo subjects and 23.5 for the FB102 treated subjects.

The mean change in the Vh:Cd ratio from baseline was -0.173 (0.21) for placebo subjects compared to -0.046 (0.09), a 73% improvement for FB102 treated subjects compared to placebo.

Gluten challenge induced GI symptoms (nausea, vomiting, diarrhea, abdominal pain and abdominal bloating) reported during the 16 day gluten challenge from patient diaries/AE collection demonstrated a 42% benefit for FB102 treated subject (4.0 events per subject) compared to placebo (6.9 events per subject).

There were no dropouts in the study. Treatment emergent adverse events (TEAE) were primarily mild (grade 1) with no grade 3 or higher SAEs reported in the FB102 arm.

“We want to congratulate all of the investigators and researchers that supported this study. I also want to acknowledge the incredible dedication and hard work of the Forte team. Celiac disease is debilitating for many patients with even trace exposure to gluten. FB102 has taken a big step forward towards addressing this very large unmet need with the results from this study. The Phase 2 celiac disease study is initiating with a topline readout expected in 2026.” said Paul Wagner, Ph.D. CEO and Chairperson of Forte Biosciences. “These results are also very encouraging given the biology of the additional FB102 indications including vitiligo, alopecia areata and type 1 diabetes. We also look forward to reading out the topline results of the FB102 vitiligo study in the first half of 2026.”

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Forte’s current beliefs and expectations. Forward-looking statements include statements regarding Forte’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102, the expected timeline for the Phase 2 celiac study and related readout, and the expected timing of topline results for the FB102 vitiligo study. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that results from preclinical and the Phase 1b trials may not be predictive of future results from clinical trials; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Quarterly Report on Forms 10-Q filed on May 15, 2025, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com